Exhibit 10.11
LOOPNET, INC.
DIRECTOR COMPENSATION POLICY
     Effective upon the closing of the initial public offering of LoopNet, Inc., a Delaware corporation (the “Company”), non-employee directors of the Company shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company:
Cash Compensation
     Annual Retainer
     Each non-employee director shall be entitled to an annual cash retainer in the amount of $20,000 (the “Annual Retainer”). The Company shall pay such retainer on a quarterly basis in arrears, subject to the non-employee director’s continued service to the Company as a non-employee director on such date. Such amounts shall be prorated in the case of the service for less than the entire quarter.
     Annual Retainer for Board Committee Chairpersons
     In addition to the Annual Retainer, a non-employee director who serves as Chair of the Company’s Audit Committee, Compensation Committee or Nominating Committee shall be entitled to an additional annual cash retainer in the amount of $10,000 (in the case of the Chair of the Audit Committee) or $5,000 (in the case of the Chair of the Compensation Committee and the Chair of the Nominating Committee), irrespective of the number of committees on which such non-employee director serves as Chair. The Company shall pay such retainer on a quarterly basis in arrears, subject to the non-employee director’s continued service to the Company as Chair of such committees on such date. Such amounts shall be prorated in the case of the service for less than the entire quarter.
     Board and Committee Meeting Fees
     Non-employee directors shall be entitled to receive a fee of $2,000 per day for any in person meeting of the Board. The fee of $2,000 per day shall be payable irrespective of the length of any such meeting, and to the extent committee meetings are held on the same day as, or in connection with, such board meeting, shall serve as the fee for such committee meetings as well.
     Non-employee directors shall be entitled to receive a fee of $1,000 per day for any in-person meeting of any committee of the Board not held on the same day as a meeting of the Board. The fee of $1,000 per day shall be payable irrespective of (i) the number of committee meetings in a given day, so long as such meetings are not held on the same day as a meeting of the Board, and (ii) the length of any such meetings.

     Non-employee directors shall be entitled to receive a fee of $500 per day for any formal telephonic meeting of the Board, irrespective of the length of such meeting, and to the extent telephonic meetings of any committee are held on the same day as a formal telephonic meeting of the Board, shall serve as the fee for such committee meetings as well.
     Non-employee directors shall be entitled to receive a fee of $500 per day for any formal telephonic meeting of any committee of the Board not held on the same day as a meeting of the Board. The fee of $500 per day shall be payable irrespective of (i) the number of committee meetings in a given day, so long as such meetings are not on the same day as a telephonic meeting of the Board, and (ii) of the length of any such meetings.
Equity Compensation
     Initial Award for New Directors
     On the date a new director becomes a member of the Board, each such non-employee director shall automatically receive a grant of an option to purchase 12,600 shares of the Company’s common stock (an “Initial Option”), at an exercise price equal to the fair market value of the common stock on the date of grant. The Initial Option is subject to vesting over a period of three years in equal annual installments commencing on the date of grant, subject to the non-employee director’s continued service to the Company through the vesting dates. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Option.
     Annual Award for Continuing Board Members
     Each continuing non-employee director shall automatically receive an annual grant of an option to purchase 5,250 shares of the Company’s common stock (an “Annual Option”), at an exercise price equal to the fair market value of the common stock on the date of grant which shall be the date of each Company annual meeting of stockholders, beginning in 2007. The Annual Option for continuing Board members shall vest as to 100% of the shares subject to the award on the earlier of (i) the one year anniversary of the date of grant of the award and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for the award, subject to the non-employee director’s continued service to the Company through the vesting date. A non-employee director will receive an Annual Option only if he or she has served on the Board for at least the preceding six (6) months.
     Provisions Applicable to All Equity Compensation Awards
     Each Initial Option and Annual Option shall be subject to the terms and conditions of the Company’s 2006 Equity Incentive Plan (the “Plan”) and the terms of the Stock Option Agreement entered into by the Company and such director in connection with such award. For purposes of this Director Compensation Policy, “fair market value” shall have the meaning as set forth in the Plan. Furthermore, all vesting for any such awards to Board members shall terminate, and all such awards shall be fully vested, upon a “Change of Control” as defined in the Plan.
[Adopted April 21, 2006]

3